Exhibit 11

           Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.

                           Three Months Ended       Nine Months Ended
                               September 30,           September 30,
                             1999       1998        1999         1998
                         __________  __________  __________  __________

Numerator:
  Net income(loss)       $1,440,000  $3,053,000  $7,600,000  $9,082,000
                         ==========  ==========  ==========  ==========

Denominator:
  Denominator for
    basic income
    (loss) per
    share -
    weighted average
    shares                7,209,775   6,996,387   7,183,215   6,981,195

Dilutive potential
 common shares -
  employee stock
    options                  15,675     33,896       24,251      32,581
                         __________  __________  __________  __________

Denominator for
  diluted earnings
  (loss) per share -
  adjusted weighted
  average shares          7,225,450   7,030,283   7,207,466   7,013,776
                         ==========  ==========  ==========  ==========